For Immediate Release	Contact: Fred G. Kowal Chairman and CEO (845) 986-2206

WARWICK COMMUNITY BANCORP, INC. ANNOUNCES NINTH STOCK REPURCHASE PROGRAM

Warwick, New York, March 19, 2003 - Warwick Community Bancorp, Inc. (the "Company") (NASDAQ:WSBI), the holding company for The Warwick Savings Bank and The Towne Center Bank, announced today that it has adopted its ninth stock repurchase program, under which the Company may repurchase up to 5% of its outstanding common stock in open market purchases or otherwise. The stock repurchase program was authorized because the Company views its common stock as an attractive investment. The Company has approximately 57,420 shares remaining under its prior repurchase authorization, which it intends to complete as market conditions permit.

Commenting on the adoption of a ninth stock repurchase program, Fred G. Kowal, the Company's Chairman and Chief Executive Officer, stated that "We believe that the Company's stock continues to be an attractive investment in light of current market conditions and the Company's continued solid financial condition, and we expect the repurchases to increase the Company's return on equity and earnings per share."

The Company is the holding company for The Warwick Savings Bank, a New York State chartered stock savings bank, and The Towne Center Bank, a New Jersey State chartered commercial bank. The Warwick Savings Bank maintains its headquarters in the Village of Warwick, New York, and operates additional branches in the village of Monroe, the towns of Woodbury, Wallkill and Newburgh, New York, and the town of Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey, and operates an additional branch office in Moonachie, in Bergen County, New Jersey. The deposits of both banks are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation.